Exhibit 4.1



			    PROMISSORY NOTE


$500,000.00                              Due:   January 15, 2006
                                                February 15, 2006
                                                March 15, 2006
                            Markham, Ontario
                             July 19, 2005

      The undersigned, On the Go Healthcare, Inc. promises to pay to the order of Elaine Abate, John Abate and Gerhard Schmid the sum of Five Hundred Thousand Dollars ($500,000.00) with no interest thereon, in equal monthly instalments of One Hundred Sixty-Six Thousand Six Hundred Sixty Six and 67/100 ($166,666.67) Dollars each, on the fifteenth (15th ) day of each and every month commencing on the fifteenth (15th) day of January, 2006, to and including the fifteenth (15th) day of March, 2006; the balance of the principal, if any, to be paid on the last-mentioned date.

      Presentment, demand, protest, notice of protest, notice of dishonour and notice of non-payment hereof and any other notice required by law to be given by the above-mentioned creditors are hereby waived.

      Upon default in payment of any payment when due hereunder, the entire unpaid balance of the principal amount hereof shall become immediately due and payable without notice or demand.

      This promissory note shall be open for prepayment at any time or times without notice, bonus, deduction or penalty.

      This promissory note shall enure and be binding upon the undersigned and its successors and assigns.

      Time shall be of the essence in this promissory note.

For value received.


                        ON THE GO HEALTHCARE, INC.

                        /s/  Stuart Turk
                        -------------------------
                        Stuart Turk, C.E.O.
                        I have the authority to bind the Corporation



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